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                                                                    EXHIBIT 11.0

                             EPL TECHNOLOGIES, INC.
                          COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)

                                                            Three Months Ended
                                                                 March 31,
                                                         1997                1996
                                                     ------------        ------------
 Net Loss                                           $ (1,391,072)       $   (934,553)

 Deduct:
         Effect of 10% cumulative
         preferred dividend                              124,350              71,294
                                                    ------------        ------------


 Net loss for common shareholders                   $ (1,515,422)       $ (1,005,847)
                                                    ============        ============

 Weighted average number
         of common shares outstanding                 15,572,867          13,310,552
                                                    ============        ============

 Primary Loss Per Share                             $      (0.10)       $      (0.08)
                                                    ============        ============


 Net Loss for fully diluted loss
         per share computation                      $ (1,391,072)       $   (934,553)
                                                    ============        ============

 Weighted average number
         of common shares outstanding                 15,572,867          13,310,552

 Common share equivalent applicable to:
         Series A convertible preferred stock          3,293,333           3,760,000
         Series B convertible preferred stock            531,915                   0
         Series A warrants                               238,531             257,866
         Other warrants                                  155,000           1,529,664
         Stock options                                 3,280,500           2,136,500

 Weighted average number of common shares
 and common share equivalents used to compute
 fully diluted loss per share                         23,072,146          20,994,582
                                                    ============        ============

 Fully diluted loss per share                       $      (0.06)       $      (0.04)
                                                    ============        ============